Exhibit 10.32

                                               Text omitted and filed separately
                                                Confidential Treatment Requested
                                             Under 17 C.F.R ss.ss.200.80(b) (4),
                                                            200.83 and 240.24b-2


                               FIRST AMENDMENT TO
                  TECHNOLOGY DEVELOPMENT AND SERVICES AGREEMENT


This amendment ("First Amendment") to the Technology Development and Services Agreement ("Agreement") is made and entered into as of the first day of September, 1997 (the "First Amended Effective Date") by LYNX THERAPEUTICS, INC., a Delaware corporation, and its majority-owned subsidiaries, including SPECTRAGEN, INC., (collectively referred to as "Lynx") and Hoechst Marion Roussel, Inc., a Delaware corporation, to whom the Agreement was assigned, and its affiliates ("HMRI").

RECITALS

WHEREAS, Lynx and HMRI agree that the Practical Application Milestone as set forth in the Agreement needs to be amended;

WHEREAS, HMRI continues to desire early, preferred access to Lynx's library analysis capabilities;

NOW THEREFORE, in consideration of the foregoing premises and the covenants and promises in the Agreement and in this First Amendment.

ARTICLE 1 - DEFINITIONS

Capitalized terms used in this First Amendment shall have the meanings ascribed to them in the Agreement unless otherwise defined in or amended by this First Amendment.

1.1 "Practical Application Milestone" means achievement by Lynx of sufficient development of MPSS to demonstrate that the reproducibility and specificity of the technology is such that it is ready for practical application, as more specifically set forth in Exhibit A attached hereto.

ARTICLE 2 - DEVELOPMENT OF MPSS TECHNOLOGY

2.1 Lynx Program. Lynx shall continue to use commercially reasonable efforts in performing the Development Work, consistent with its normal business practices, with the goal of achieving the Practical Application Milestone expeditiously. Notwithstanding, Lynx makes no representations, warranty or guarantee of any kind that it can or will achieve the Practical Application Milestone at any time.

2.2 Reports and Information. No amendment is made to this Article.

2.3 Ownership of Technology. No amendment is made to this Article.

2.4 Development Payments to Lynx. Lynx acknowledges that Hoechst has paid to Lynx three million U.S. Dollars ($3,000,000), in part, for Lynx's commitment to undertake the Development Work. Lynx agrees that no additional payment by HMRI to Lynx shall be required for Lynx's continued effort to achieve the Practical Application Milestone. Within thirty days after Lynx notifies HMRI that it believes the Practical Application Milestone has been achieved and provides HMRI with the data demonstrating achievement of such milestone, HMRI will, if in agreement, so indicate its agreement or will indicate that, in HMRI's sole discretion, the data is sufficiently satisfactory to HMRI that the milestone has effectively been achieved. In either case, HMRI, in place of Hoechst, agrees to pay Lynx Eight Million U.S. Dollars ($8,000,000) within fifteen (15) days after such indication. In the event that Lynx does not achieve the Practical Application Milestone by January 15, 1998, HMRI, pursuant to Article 5.1, may terminate the Agreement, as amended hereby, or HMRI may, in its sole discretion, allow Lynx up to four months additional time (additional from January 15, 1998) to achieve the Practical Application Milestone and HMRI will indicate to Lynx the extended milestone date. If additional time beyond January 15, 1998 is granted, then the Practical Application Milestone payment shall be reduced by Seven Hundred Fifty Thousand U.S. Dollars ($750,000) for each month thereafter that Lynx does not achieve the Practical Application Milestone (with a maximum reduction of Three Million U.S. Dollars ($3,000,000). In the event that Lynx does not achieve the Practical Application Milestone by the extended milestone date, HMRI may, in its sole discretion exercisable during the thirty day period after the extended milestone date, pay Lynx the milestone payment then due ($8,000,000 less any reduction as set forth above) in lieu of the milestone payment contemplated hereby, in which case the Practical Application Milestone will be deemed to have been achieved on extended milestone date. If the Practical Application Milestone will be deemed to have been achieved on extended milestone date. If the Practical Application Milestone is not so achieved by the extended milestone date and HMRI does not elect to regard the Practical Application Milestone as having been achieved, the Agreement, as amended hereby, will terminate on the thirtieth day following the extended milestone date.

ARTICLE 3 - LYNX MPSS SERVICES

No amendment is made to this Article.

ARTICLE 4 - CONFIDENTIALITY

No amendment is made to this Article.

ARTICLE 5 - TERM AND TERMINATION

5.1 Term. The provisions of Article 5.1 of the Agreement are amended to provide for termination or expiration as contemplated by Article 2.4.

5.2 All other terms and conditions of Article 5 of the Agreement are not amended hereby.

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES

No amendment is made to this Article.

ARTICLE 7 - MISCELLANEOUS

No amendment is made to this Article except that all notices to Hoechst pursuant to article 7.6 of this Agreement shall hereafter be delivered to

Hoechst Marion Roussel, Inc.
2110 East Galbraith Road
Cincinnati, OH 45215
Attention: General Patent Counsel


IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of the date first written above.

LYNX THERAPEUTICS, INC.                      HOECHST MARION ROUSSEL, INC.


By: /s/ Sam Eletr                            By: /s/ Norbert Riedel
    ---------------------------                  -------------------------------

Title  CEO                                   Title   VP, Head of Biotechnology
     --------------------------                    -----------------------------

Date  September 10, 1997                     Date  September 19, 1997
     --------------------------                   ------------------------------

                                    EXHIBIT A

                         Practical Application Milestone


The achievement of the Practical Application Milestone will be demonstrated by testing three components of the Lynx Method. Those components will be termed [...***...], [...***...] and [...***...]. These three components of the Lynx method will be tested in the chosen mammalian cell culture system ([...***...] and [...***...] induced with [...***...] and [...***...] according to the
[...***...]) to provide sufficient support for validation of this technology.

In terms of [...***...], this method must demonstrate it is at least as useful as existing methods available to HMR in which this mammalian cell culture system has been tested. To that end, it is agreed that HMR will share with Lynx the identity and expression pattern of a number of genes ([...***...] to [...***...]) known to be [...***...] in this biological paradigm and these [...***...] genes must appear in the Lynx datasets and reflect the qualitative [...***...] expected from known results as well. Should there be a discrepancy in the appearance of any of these [...***...] expressed genes, Lynx will run appropriate Northern Blot analyses to determine the existence or absence of those genes in question in that biological material. In addition, HMR will also share with Lynx the identity of all available genes from internal and external sources based on this biological model. In order to accommodate the known efficiency of the [...***...] used in the Lynx experiment, [...***...] percent of those sequences from this HMR dataset must also appear in the Lynx validation data. For this section of the validity evaluation, should any sequences from the HMR dataset not appear in the Lynx dataset, HMR will choose a maximum of [...***...] sequences which Lynx will probe against their libraries to determine their presence or absence. The presence of [...***...] of these genes during the library probe will indicate that the Practical Application Milestone has not been met. The absence of these genes in the library probe will be sufficient to remove them from further consideration in the validation experiment. All sequence data sets delivered by HMR will be analyzed to assure there is sufficient sequence information, given the expected [...***...] near the [...***...] end of the sequence, to overlap with the expected Lynx signature.

In terms of [...***...], this method must provide more information than is currently available to HMR. To that end, HMR will choose [...***...] additional genes, other than those above, which are differentially expressed in the Lynx validation experiment with a minimum expression level of [...***...] copies per sequencing run [...***...] and confirm their existence through biological evaluation, i.e. northern blot. These genes will be chosen by HMR at the time the data become available from the first [...***...] sequencing runs [...***...].

In terms of [...***...] of the Lynx technology, all genes repeated in the Lynx datasets, [...***...] of expressed genes, must have, within the set of [...***...] as well as within the set of [...***...] sequencing runs, a maximum difference within any pair of that set falling within [...***...].

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*Confidential Treatment Requested

Additionally, prior to beginning the validation sequencing, Lynx will complete its internal [...***...] sequencing experiment and forward this data to HMR. Also, HMR will hold that the validation will be met only when [...***...] sets of [...***...] sequencing runs of [...***...] and [...***...] sequencing runs of [...***...] material meet the above standards internally and across the sets as described in the validation scheme. This will provide assurance to HMR that the technology will be applicable with minimal sequencing runs. It is also agreed that when the first [...***...] sequencing runs have been completed according to the attached scheme, HMR will analyze the dataset to determine the maximal signature length necessary for the remaining validation experiment only. These results will be applied to the remaining [...***...] sequencing runs.

Also, although not formally part of the validation experiment, HMR will validate the preparation of [...***...] at Lynx by performing Northern blot analyses on one [...***...] sample each from the [...***...] and [...***...] cell cultures for selected genes on this material as well as material prepared at HMR using the identical protocols. To this end, Lynx agrees to provide [...***...] of [...***...] from one each of the [...***...] and [...***...] samples.



/s/   Sam Eletr                                     /s/   Norbert Riedel
----------------------------                        ----------------------------
Lynx Therapeutics, Inc.                             for Hoechst Marion Roussel

------------------
*Confidential Treatment Requested